Exhibit (e)(12)

[01.12.2006]

Roland Sackers

[Address]

Re:	Employment Agreement

Dear Roland:

This letter is to confirm our understanding with respect to your employment in the United States by QIAGEN N.V., QIAGEN Deutschland Holding GmbH, and QIAGEN North American Holdings, Inc. (collectively, the “Company”) for the period of calendar years 2006, 2007 and 2008. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment.

(a) Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any Company Affiliate designated by the Company, initially as CFO and VP Finance of QIAGEN N.V. and QIAGEN Deutschland Holding GmbH and VP Finance of QIAGEN North American Holding, reporting to the CEO of QIAGEN N.V. You will have the responsibilities, duty and authority commensurate with those positions, including, without limitation:

•	Managing all activities related to a CFO, including but not limited to financial and management accounting, reporting, taxes, financing and financial markets;

•	Setting up and integrating a QIAGEN North America Shared Services Company in Germantown including mainly all accounting, management accounting, human resources and IT activities in North America;

•	Integrating QIAGEN North America Administration Company into the philosophy of the QIAGEN Group with regard to vision;

•	Integrating QIAGEN North America Administration Company into the philosophy of the QIAGEN North America companies with regards to the service level to be performed by this Company.

You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Board or the CEO. The principal location at which you will perform such services initially will be the Company’s facility located at Germantown, Maryland, although you will be available to perform services at any other Company facility and to travel as the needs of business may require.

(b) Devotion to Duties. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

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(c) Ability To Work In United States. You are responsible for ensuring that all documentation required for you to work in the United States is obtained and that all passports and travel documents are valid while living away from your home country. QIAGEN North American Holding will reimburse reasonable fees and travel expenses associated with obtaining these documents.

2. Term of Employment In The United States.

(a) Your employment hereunder runs for the term of September 1, 2006 through June 30, 2008 (the “Term”) unless renewed in writing for up to six (6) months by the mutual agreement of the parties hereto. Upon conclusion of this Agreement, provided that your employment with QIAGEN Deutschland Holding GmbH in Germany and QIAGEN N.V. in the Netherlands has not otherwise been terminated, you will continue to be employed in those countries under the terms of your separate employment agreements with those entities relating to your employment in those countries, provided that, in lieu of the salary and variable compensation provisions in your agreements with those entities, the Base Salary and Annual Bonus set forth in Sections 3(a) and 3(b) shall become your additional Base Salary and additional Annual Bonus relating to your employment with those entities.

(b) Notwithstanding the foregoing, your employment hereunder may terminate prior to June 30, 2008 upon the first to occur of the following:

(i)	Immediately upon your death;

(ii)	By the Company:

(A) By written notice to you effective the date of such notice, for Cause (as defined below); or

(B) By written notice to you effective the date of such notice and subject to Section 4 hereof, without Cause; or

(iii) By you at any time by written notice to the Company effective ninety (90) days after the date of such notice; or

(c) Definition of “Cause”. For purposes of this Agreement, “Cause” shall be defined as set forth under the common law of Maryland and shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your willful disloyalty or deliberate dishonesty, (iii) the commission by you of an act of fraud or embezzlement against the Company, or (iv) a material breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach.

3. Compensation/Living Expenses/Benefits.

(a) Base Salary. During the Term, North American Holding will pay you a base salary at the annual rate of USD 185.484 (the “Base Salary”). If there is a 10% difference either way to the exchange rate Euro — US Dollar (Basis EURO/USD 1.15 compared to average of the monthly exchange rate of QIAGEN’s finance department), then this compensation shall be adjusted accordingly. The Base Salary will be payable

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in substantially equal installments in accordance with the payroll practices of the entity paying. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. However, you will remain liable for the payment of any income taxes due based on this or any other income received from the Company. A separate remuneration can be agreed between you and other QIAGEN affiliates for your activities in such affiliates.

(b) Annual Bonus. In addition to the Base Salary, the Company may pay you a discretionary performance bonus (“Annual Bonus”) of up to 40 % of your annual Base Salary. You may participate in the Company’s Stock Option Program or another Equity Based Compensation Program of the Company subject to a separate agreement between you and the Company. Any such securities shall be transferred to and continued by QIAGEN Deutschland Holding GmbH upon expiry of this Agreement. Should this Agreement be prematurely terminated as a consequence of (i) the premature termination of your employment agreement with QIAGEN Deutschland Holding GmbH other than a termination for cause by QIAGEN Deutschland Holding GmbH or (ii) the non-extension of the before mentioned agreement beyond December 31, 2008 all Stock Options or other equity linked compensation which have or has been granted as of termination of this Agreement which would have vested until December 31, 2009 would this Agreement continue, will be deemed fully vested and exercisable.

(c) Living Expenses. Because you will be living away from your place of residence while working in the United States, QIAGEN North American Holding will reimburse you for reasonable expenses incurred by you for lodging (including utilities), living and home furnishings in an amount for the year 2006 of USD 63.773,04. You must maintain adequate records regarding your expenses (e.g. account book, statement of expenses, trip sheets, receipts, paid bills etc.).

(d) Automobile/Other Amenities. QIAGEN North American Holding will also place at your disposal, free of charge, a medium-class vehicle (e.g. Lexus RX 330, BMW 5er) for business and private use. Should there be any additional need (e.g. the need to acquire electrical appliances in the US), QIAGEN North American Holding will reimburse you for those expenditures as well, within any reasonable amounts, and only upon proper documentation.

(e) Home Leave. During the Term you will be entitled to one (1) home flight between Düsseldorf/Köln and Washington D.C. (max total amount: EUR 4.000). In the event of an emergency situation (defined as the death or life-threatening accident or illness of an immediate member of the family such as father, mother, life companion, children), an additional home leave will be granted. In addition, during the Term your family will be entitled to one (1) home flights between Düsseldorf/Köln and Washington D.C.(max total amount: EUR 4.000 each). In the event of an emergency situation (defined as the death or life-threatening accident or illness of an immediate member of the family such as father, mother, life companion, children), an additional home leave will be granted.

(f) Vacation and Holidays. You will receive paid holidays in accordance with QIAGEN North American Holding’s policies. In addition, you will continue to be eligible to accrue and use the vacation set forth in your employment agreement with QIAGEN Deutschland Holding GmbH and QIAGEN N.V. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

(g) Sick Leave. You will be eligible to continue to receive your Base Salary for up to six (6) weeks in the event of your own personal illness.

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(h) Income Tax Preparation. QIAGEN North American Holding will procure the services of a tax consulting firm at the company’s expense in order to assist you with the preparation and filing of your German and your US income tax returns (max amount of EURO 10.000). Independent of QIAGEN’s information or the assistance of the tax- consulting firm, you will be responsible for the timely filing and compilation of all necessary tax records and relevant documents. As well, you are responsible for your personal taxes, especially regarding other incomes than your salary package. To the extent required, you must provide copies of US tax payment certificates in the US to the HR department in Hilden, in order to prove the respective tax exemption situation to the tax administration.

(i) Other Fringe Benefits. You will not be eligible to participate in the benefit plans offered to the Company’s U.S. employees. Your participation in benefits offered through QIAGEN Deutschland Holding GmbH pursuant to your employment in Germany will continue during the Term. You should thoroughly review your personal insurance policies for life, accident, travel and household goods in order to determine whether or not you might need any additional insurance protection. QIAGEN will conclude a supplementary health insurance at QIAGEN North American Holding’s expense for you and your family. Should an emergency situation arise (defined as a life-threatening accident or life-threatening illness that requires lengthy hospitalization) QIAGEN North American Holding will reimburse such costs to a reasonable extent in accordance with the supplementary health insurance. QIAGEN Deutschland Holding GmbH will pay 50 % as before of any German health insurance if necessary.

(j) Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses (including travel expenses) that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(k) Relocation. QIAGEN North American Holding will pay for the cost of shipping, storing and insuring of your household goods to the USA and back during the Term up to EURO 2.500.

4. Compensation Upon Termination. In the event of the termination of your employment hereunder for any reason or for no reason prior to the end of the Term, upon submission of proper documentation, QIAGEN North American Holding will reimburse you — to a reasonable extent — the expenses incurred for your own and your family return flights as well as any relocation of personal belongings from Washington DC to Cologne. In addition, QIAGEN North American Holding will compensate you as follows.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, (iii) the amount of any Annual Bonus earned and accrued but not yet paid, which amount will include a pro rata portion of any Annual Bonus which would have been earned if such termination had not occurred, and (iv) the amount of expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Termination for Cause, upon Death, By You Voluntarily or As a Result of The Expiration of the Term on December 31, 2006. If your employment hereunder is terminated either (i) by the Company for Cause, (ii) as a result of your death, (iii) by you voluntarily or (iv) as a result of the expiration of the Term on December 31, 2006, QIAGEN North American Holding will pay the Accrued Obligations to you promptly following such termination and shall have no further obligations hereunder.

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(c) Termination Without Cause. If your employment hereunder is terminated by the Company without Cause:

(i) QIAGEN North American Holding will pay the Accrued Obligations to you promptly following such termination.

(ii) QIAGEN North American Holding will pay you an amount equal to the two (2) times your annual Base Salary plus two (2) times your full Annual Bonus.

(iii) QIAGEN North American Holding will reimburse you for expenses incurred by you in paying your lease on your primary residence in the United States through December 31, 2006.

5. Payments Upon a Change in Control.

In the event of a Change of Control the Managing Director shall receive a compensation. “Change of Control” is defined as

The sale or the transfer of all or substantially all of the assets or business of QIAGEN N.V: to an acquirer in one or several transactions including a merger, consolidation or a transfer of shares to a third party (a “Transaction”), regardless if such transaction has been approved by the Supervisory Board of QIAGEN N.V. A Transaction in which the voting majority of the shareholders in QIAGEN N.V. is not changed shall not be considered a Change of Control.

The compensation shall be calculated as follows:

Annual salary (including bonus, if any, both as set forth in Section 3) x 3.

The compensation is a gross amount which is subject to the applicable tax regulations.

The compensation will become due three (3) months after a Change of Control event.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, (iii) the amount of any Annual Bonus earned and accrued but not yet paid, which amount will include a pro rata portion of any Annual Bonus which would have been earned if such termination had not occurred, and (iv) the amount of expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Termination for Cause, upon Death, By You Voluntarily or As a Result of The Expiration of the Term on June 30, 2008. If your employment hereunder is terminated either (i) by the Company for Cause, (ii) as a result of your death, (iii) by you voluntarily or (iv) as a result of the expiration of the Term on June 30, 2008, QIAGEN North American Holding will pay the Accrued Obligations to you promptly following such termination and shall have no further obligations hereunder.

(c) Termination Without Cause. If your employment hereunder is terminated by the Company without Cause:

(i) QIAGEN North American Holding will pay the Accrued Obligations to you promptly following such termination.

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(ii) QIAGEN North American Holding will pay you an amount equal to the two (2) times your annual Base Salary plus two (2) times your full Annual Bonus.

(iii) QIAGEN North American Holding will reimburse you for expenses incurred by you in paying your lease on your primary residence in the United States through June 30, 2008.

5. Payments Upon a Change in Control.

In the event of a Change of Control the Managing Director shall receive a compensation. “Change of Control” is defined as

The sale or the transfer of all or substantially all of the assets or business of QIAGEN N.V: to an acquirer in one or several transactions including a merger, consolidation or a transfer of shares to a third party (a “Transaction”), regardless if such transaction has been approved by the Supervisory Board of QIAGEN N.V. A Transaction in which the voting majority of the shareholders in QIAGEN N.V. is not changed shall not be considered a Change of Control.

The compensation shall be calculated as follows:

Annual salary (including bonus, if any, both as set forth in Section 3) x 3.

The compensation is a gross amount which is subject to the applicable tax regulations.

The compensation will become due three (3) months after a Change of Control event.

6. Prohibited Competition.

(a) Should this Agreement be amicably terminated prior to its Term in connection with your employment at QIAGEN Deutschland Holding GmbH, you may not, without the Company’s prior written consent, engage in any activities that in any way whatsoever directly or indirectly compete with the Company or a company affiliated with it.. For each month of the duration of the Non-Compete prohibition, the Company will pay 50% of your salary set forth in Sec. 3 above (base salary plus bonus). Section 74 and subs.German Comercial Code remain appliable, such in deviation from US-law govern this Agreement.

7. Confidentiality. Neither during the term of the employment contract nor upon termination thereof may you inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Company or its affiliated companies, which you could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how you learned of the particulars.

8. Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in Sections 6 and 7 will survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.

9. Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 6 or 7 of this Agreement.

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10. Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 6 and 7 of this Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

11. Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

12. Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

13. General.

(a) Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to your employment in the United States during the 2006 calendar year and supersedes all prior oral or written agreements and understandings relating to this subject matter. Except as expressly set forth herein, it does not supersede any agreements to the extent they relate to your employment with QIAGEN N.V. or QIAGEN Deutschland Holding GmbH in the Netherlands or Germany. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such

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waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Maryland, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of Maryland or of the United States of America located in Maryland or Washington. D.C. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a

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waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(m) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

QIAGEN, N.V., QIAGEN Deutschland Holding GmbH, QIAGEN NORTH AMERICAN HOLDINGS, Inc.

By:	/s/ Peer M. Schatz
Name: Peer M. Schatz
Title:

Accepted and Approved

/s/ Roland Sackers
Roland Sackers	Date

December 20th, 2007

Roland Sackers

[Address]

Re:	Employment Agreement

Dear Roland:

This letter is to confirm our understanding with respect to the extension of your employment in the United States by QIAGEN N.V., QIAGEN GmbH, and QIAGEN North American Holding (collectively, the “Company”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed to amend your current agreement dated December 1, 2006 as follows:

Sec. 2. 1st sentence will be replaced by the following sentence:

“Your employment hereunder runs for the term until June 30, 2012 and shall automatically renew for additional thirty-six (36) months periods if not terminated by either party with twelve (12) months notice prior to the end of the term or each renewal term.”

Sec. 3. (h) shall be replaced by the following provision:

“(h) Income Tax Preparation. QIAGEN North American Holding will procure the services of a tax consulting firm at the company’s expense in order to assist you with the preparation and filing of your German and your US income tax returns (max amount of EURO 20.000 ). Independent of QIAGEN’s information or the assistance of the tax-consulting firm, you will be responsible for the timely filing and compilation of all necessary tax records and relevant documents. As well, you are responsible for your personal taxes, especially regarding other incomes than your salary package. To the extent required, you must provide copies of US tax payment certificates in the US to the HR department in Hilden, in order to prove the respective tax exemption situation to the tax administration”

Sec 5. is amended as follows:

As used herein, a “Change in Control” shall be deemed to have occurred if:

a.

(i) there is a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in one or a series of transactions, other than transactions of such type which would result in the Company having directly or indirectly (which includes for this purpose also the contractual (through any contract, arrangement, understanding, relationship, or otherwise) power to vote or to direct the voting of fifty percent (50%) or more of the total voting power in the entity or entities to which the relevant assets are transferred to; (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or

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consolidation; or (iii) there is a liquidation or dissolution of the Company other than a liquidation or dissolution due to any insolvency or similar proceedings

b.

any person or legal entity (or group of persons or legal entities acting together for the purpose of acquiring, holding, or disposing of such securities) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), shall become the “beneficial owner” (which means for this purpose having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or to direct the voting of, or the power to dispose, or to direct the disposition of) of securities of the Company representing forty percent (40%) or more of the total voting power represented by the voting securities of the Company, other than as a result of an acquisition of securities directly from the Company; provided, that a “Change of Control” shall not be deemed to have occurred for purposes of this clause (b) solely (i) as the result of an acquisition of voting securities by the Company which reduces the voting rights attached to the total number of voting securities outstanding or (ii) through cancellation of voting securities which reduces the total number of voting securities outstanding; or

c.

persons who, as of the date hereof, constitute the Company’s Supervisory Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Supervisory Board; provided, that any person becoming a Supervisory Director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by, or such person was nominated for election by, a vote of at least a majority of the Incumbent Directors then in office.

All other provisions of the Agreement shall be unaffected hereof.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

QIAGEN, N.V.		QIAGEN N.V., QIAGEN GmbH, QIAGEN NORTH AMERICAN
By:	/s/ Prof. Dr. Detlev H. Riesner	By:	/s/ Peter M. Schatz
Name: Prof. Dr. Detlev H. Riesner Title: Chairman of the Supervisory Board of QIAGEN N.V.		Name: Peter M. Schatz Title: Chief Executive Officer of QIAGEN N.V.

Accepted and Approved

/s/ Roland Sackers	20/12/07
Roland Sackers	Date

2

Roland Sackers	May 17th, 2013

[Address]

Re:	Employment Agreement

Dear Roland,

this letter is to confirm our understanding with respect to the extension of your employment in the United States by QIAGEN N.V., QIAGEN GmbH, and QIAGEN North American Holdings, Inc (collectively the “Company”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipts and sufficiency of which are hereby mutually acknowledged, we have agreed to amend your current agreement dated December 20, 2007 as follows:

Sec. 2, 1st sentence will be replaced by the following sentence:

“Your employment hereunder runs for the term until June 30, 2018 and shall automatically renew for additional thirty-six (36) months periods if not terminated by either party with twelve (12) months notice prior to the end of the term or each renewal term.”

Sec. 3 (h) will be replaced by the following subsection:

“(h) The Company will procure the services of a tax consulting firm at its own expense in order to assist you with the preparation and filing of your US; German, Dutch and other jurisdiction income tax returns and, if necessary and subject to your compliance with Sec. 3 (h) sentence 5, 6 and 7 of this Agreement, in order to represent your legal and tax interests with regard to the allocation and taxation of your salary income vis-á-vis the US, German, Dutch and other jurisdiction tax authorities until the completion of potential wage tax audits of QIAGEN compensation with regard to the respective audit period. The reimbursement of expenses for the preparation, compliance and filing of the annual tax returns are limited to an amount of EUR 20.000,00 per year. The reimbursement for tax, related interest and other consulting in case of and related to a tax field audit of QIAGEN compensation are not limited.

The Company will settle any additional income tax claims for you with regard to claims related to QIAGEN compensation and also the procurement of the services of a tax consulting firm, as determined in Sec. 3 (h) sentence 1 related to such. Independent of the Company’s information or the assistance of the tax consulting firm, you are responsible for the timely filing and compilation of all necessary tax records and relevant documents.

As well, you are responsible for your personal taxes, especially regarding other income than your salary income under this Agreement. To that extent required, you must provide copies of your US and other jurisdiction tax assessments to QIAGEN’s HR department in Hilden in order to prove the respective tax exemption situation to the tax authorities.”

All other provisions of the Agreements shall be unaffected hereof.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

QIAGEN, N.V.	QIAGEN N.V., QIAGEN GmbH, QIAGEN North American Holdings, Inc.

By: /s/ Prof. Dr. Detlev Riesner	By: /s/ Peer M. Schatz

Name: Prof. Dr. Detlev Riesner, Title: Chairman of the Supervisory Board	Name: Peer M. Schatz, CEO

Accepted and approved

/s/ Roland Sackers	27/5/13
Roland Sackers	Date

2

Roland Sackers	January, 31st, 2017

[Address]

Re:	Employment Agreement

Dear Roland,

this letter is to confirm our understanding with respect to the extension of your employment in the United States by QIAGEN N.V., QIAGEN Deutschland Holding GmbH, and QIAGEN North American Holdings, Inc (collectively the “Company”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipts and sufficiency of which are hereby mutually acknowledged, we have agreed to amend your current agreement dated December 20, 2007 as follows:

Sec. 2, 1st sentence will be replaced by the following sentence:

“Your employment hereunder runs for the term until June 30, 2021 and shall automatically renew for additional thirty-six (36) months periods if not terminated by either party with twelve (12) month notice prior to the end of the term or each renewal term.”

All other provisions of the Agreements shall be unaffected hereof.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

QIAGEN, N.V.	QIAGEN N.V., QIAGEN Deutschland Holding GmbH, QIAGEN North America Holdings Inc.

/s/ Prof. Dr. Manfred Karobath	/s/ Peer M. Schatz
Prof. Dr. Manfred Karobath Chairman of the Supervisory Board	Peer M. Schatz, CEO

Accepted and approved

/s/ Roland Sackers
Roland Sackers	Date

Roland Sackers	25/02/2020

[Address]

RE:	Employment Agreement

Dear Roland,

this letter is to confirm our understanding with respect to the extension of your employment in the United States by QIAGEN N.V., QIAGEN Deutschland Holding GmbH and the QIAGEN North American Holdings Inc. (collectively the “Company”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipts and sufficiency of which are hereby mutually acknowledged, we have agreed to amend your current agreement dated December 20, 2007 as follows:

Sec. 2, 1st sentence will be replaced by the following sentence:

“The existing contract will be extended beyond June 30, 2021 for one year until June 30, 2022. Any indication of an intention to not renew the contract, irrespective of the issuing party, must be received by the other party by no later than one year before the end of the contract.

All other provisions of the Agreements shall be unaffected hereof.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

QIAGEN, N.V.	QIAGEN N.V., QIAGEN Deutschland Holding GmbH, QIAGEN North America Holdings Inc.

/s/ Dr. Håkan Björklund	/s/ Thierry Bernard
Dr. Håkan Björklund Chairman of the Supervisory Board des Gesellschafters QIAGEN N.V.	Thierry Bernard Interim CEO

Accepted and approved

/s/ Roland Sackers
Roland Sackers	Date